CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

(dollars in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30
	2010	2009	2010	2009
Earnings:
Net income	$(1,086)	$6,666	$(3,181)	$2,734
Interest expense	21,304	22,673	43,030	45,734
Portion of rental expense representing interest	37	47	77	95
Total earnings	$20,255	$29,386	$39,926	$48,564

Fixed Charges:
Interest expense	$21,304	$22,673	$43,030	$45,734
Portion of rental expense representing interest	37	47	77	95
Total	$21,341	$22,720	$43,107	$45,830

Ratio of Earnings to Fixed Charges	0.95	1.29	0.93	1.06

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30
	2010	2009	2010	2009
Earnings:
Net income	$(1,086)	$6,666	$(3,181)	$2,734
Interest expense	21,304	22,673	43,030	45,734
Portion of rental expense representing interest	37	47	77	95
Total earnings	$20,255	$29,386	$39,926	$48,564

Combined Fixed Charges and Preference Dividends:
Interest expense	$21,304	$22,673	$43,030	$45,734
Portion of rental expense representing interest	37	47	77	95
Preferred Stock Dividends	1,625	711	2,367	1,422
Total	$22,966	$23,431	$45,474	$47,252

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.88	1.25	0.88	1.03